Exhibit 99.1

Altair Nanotechnologies Inc.

Excerpts From Earnings Call
November 4, 2010
10:00 a.m. CT

Operator:
Good day, ladies and gentlemen, and welcome to Altair Nanotechnologies, Inc., third quarter 2010 financial results conference call.  At this time, all participants are on a listen-only mode.  Later, we will conduct a question-and-answer session, and instructions will follow at that time.  If anyone should require assistance during the conference, please press star and then zero on your touchtone telephone.  As a reminder, this conference call is being recorded.

I would now like to turn the call over to your host, Tom Laughran. Please go ahead.

Tom Laughran:	Thank you. Good morning, everyone, and welcome to today's call.

I've been asked to make the following statement.  The statements in this conference call that relate to future results, markets, growth plans, or performance are forward-looking and involve certain risks and uncertainties, including those associated with uncertain demand for our products and services, the early stage of development of many of our products and services in related markets, and other risks identified in the company's SEC filings, including its most recent annual report on Form 10-K and quarterly reports on Form 10-Q.

Actual results, events, and performance may differ materially.  Conference call participants are cautioned not to place undue reliance on these forward- looking statements, which speak only as of the date of this conference call.  Altairnano undertakes no obligation to update these forward-looking statements to reflect events or circumstances after today's date or to reflect the occurrence of unanticipated events.

* * * [Certain information omitted]

John Fallini:	* * * [Certain information omitted]

On a go-forward basis, the $48.9 million share subscription agreement we entered into and announced on September 20th with Canon Investment Holdings will fund the company's working capital requirements, operations in the United States, and the contemplated establishment of a Lithium-Titanate manufacturing facility in China.

An additional benefit of this investment should be the easing of potential concerns in customer minds with respect to our longer-term financial viability.  In order to achieve sales traction in key markets, sales and marketing efforts will be expanded to continue targeting utility and transportation markets and to add key industrial markets with needs that require the unique attributes of our battery technology.

Concurrent with the Canon investment, we also signed a long-term supply and license agreement with Zhuhai Yintong Energy Company Limited (YTE), a subsidiary of Canon, that provides access to the vast Chinese market.  Terry will be discussing the status and impact of these agreements in greater detail.

I'll now turn the call back over to Terry Copeland for his comments and outlook.

Terry Copeland:	Thanks, John.

As mentioned, in September, the company reached a definitive agreement whereby Canon Investment Holdings Limited would purchase newly issued common shares of Altair Nanotechnologies, providing $48.9 million in gross proceeds.  As a result of this transaction, Canon will have a controlling interest of 51 percent ownership of Altair's fully diluted common shares immediately following the closing.

Closing this transaction is subject to certain conditions – shareholder approval, receipt of regulatory approval from the Committee on Foreign Investment in the United States, or CFIUS, and winding up certain defense contracts.  The formal CFIUS filing is expected to take place late next week or early the following week.

If you're not familiar with the CFIUS review, it's basically a review led by the Treasury Department and including other relevant departments to determine if a transaction with a foreign entity has any national security implications.  Overall, the transaction timeline is on track, and we still expect to hold a special shareholders' meeting in late December and finalize the transaction shortly thereafter.

Under a separate, conditional supply and technology agreement, also signed in September, Altair agreed to sell to YTE the ALTI-ESS 1 Megawatt system, battery cells, and Lithium-Titanate material to be used in the production of battery cells in China.  The agreement provides up to $6.6 million in revenue to Altair by the end of 2011.

On November 1st, YTE issued a firm and binding purchase order for the ALTI-ESS 1 Megawatt system and battery cells, which accelerates delivery of these products from 2011 to 2010, as well as a purchase order for Lithium-Titanate material which remains conditional upon the occurrence of certain events.  The orders, valued at $2.2 million, are expected to ship before year end.

Issuance of the firm purchase order further demonstrates YTE's interest in our technology and their desire to build a strong working relationship.  As mentioned in our September teleconference discussing the Canon investment, YTE intends to focus initially on the electric bus market in China, which they believe could require as much as 5,000 metric tons of Lithium-Titanate per year.  We expect to work closely with YTE to develop and leverage the strength of each respective party's battery products, which will serve to strengthen the competitiveness of both companies in the global marketplace.

Access to the greater China markets through YTE's incorporation of our Lithium-Titanate into their battery cells will spur revenue growth.  Significant new capacity will be required to meet the potential volumes that YTE has described and Altair is contemplating a Lithium-Titanate manufacturing facility in China to support those requirements.

We anticipate such a facility would have excellent economies of scale, enabling substantial cost reductions that would be carried forward into all our battery products.  As a result of the immediate purchase orders, we're now running our Lithium-Titanate manufacturing facility in Reno around the clock, seven days a week.

I'd like to now provide an update on our grid-related efforts.  In August, we announced a memorandum of understanding, signed with the Hawaii Natural Energy Institute (HNEI), and the Hawaii Electric Light Company (HELCO), to supply a one megawatt ALTI-ESS synergy storage system for wind energy integration.  We're ironing out the final contract language with HNEI right now, and we anticipate that this system will be completed during the second quarter of 2011.

Installing the first battery system in the world for this application represents a significant milestone and is a necessary first step to open up this market, which is the fastest-growing segment of renewable energy today.  We're excited to get data from this system to provide further validation for the use of fast storage in renewable wind applications and, more importantly, to demonstrate the superior capabilities of our Lithium-Titanate ALTI-ESS.

Positive progress continues towards closing the international sale of a 10 megawatt turnkey installation in Latin America.  Recently, the board of that company finalized review of the technical proposal and formally approved moving forward with detailed contract negotiations.  The dual-language requirement for the negotiations makes them somewhat more complex, but we will be able to proceed quickly, nonetheless.

On November 1, Altair announced that its board of directors approved a four-for-one share consolidation ratio, or reverse split, that will become effective immediately following the close of trading on November 15, 2010.  Achieving compliance with the NASDAQ minimum bid price rule prior to the expiration of the compliance period on December 20th is critical given the pending Canon investment and opportunity to accelerate market development globally.

Shareholders of record as of closing on November 15th will receive instructions explaining the process of obtaining post-consolidation stock certificates.

I'd like to briefly touch upon another proposal that will be voted upon at the special shareholder meeting, the Stock Option Exchange Program.  The fundamental purpose of this program is to enhance employer retention at essentially no additional cost to the company.  As the battery industry in the U.S. has geared up, competition for knowledgeable and capable employees has increased significantly.

Looking at the tasks in front of us for 2011 and beyond, we must be able to retain the talent we have and the depth of knowledge that's been accumulated throughout the organization.  This proposal authorizes our board of directors in its discretion to implement a one-time fair-value stock option exchange program for eligible employees.  If approved by our stockholders, the stock option exchange program will provide a one-time opportunity for eligible employees to voluntarily exchange their stock options, in many cases already vested, for fewer replacement stock options with a lower exercise price and a new two-year vesting schedule.

The value of the new stock options granted will be equivalent to the value of the stock options surrendered based on a Black–Scholes valuation model.  We expect that the Stock Option Program would begin within three months of obtaining shareholder approval.

Let me close my formal remarks by saying that the Altair board of directors and management believe that the investment of Canon in the company creates the opportunity to accelerate market development with unique Lithium-Titanate battery technology.  It provides near-term sales traction, opens up access to China markets, and potential low-cost manufacturing, which will better position Altair competitively.  And it offers the opportunity to build synergy with YTE battery technologies.

The strategic partnership with Canon and YTE represents an excellent opportunity for company success.  We encourage all shareholders to vote.  Your vote is very important.  It's anticipated that proxy materials will be mailed before the end of this month.

I would like to open the call up for questions. (Molina), please go ahead.

Operator:
Thank you, sir.  Ladies and gentlemen, if you have a question at this time, please press star, then one on your touchtone telephone.  If your question has been answered or you wish to remove yourself from the queue, please press the pound key.  Again, if you have a question, please press star, then one on your touchtone telephone.

One moment, please, for the first question. Once again, if you have a question, please press star, one.

We have a question from Steven Stone, a private shareholder.

Steven Stone:	Yes. Yes, my question is, will the 4-for-1 reverse stock split apply to the new shares issued to Canon along with the older shares already issued?

Terry Copeland:
Good morning, Steven.  The stock split will apply to all the shares that are in existence at the time of the split.  The impacts on Canon from a dollar perspective will be nothing.  They will still pay the same amount of dollars; it's just the stock price would be at a different level.  It would be 4X what it is currently.  No impact on the dollar value, but the number of shares required to obtain 51 percent will be divided by a factor of four.

Steven Stone:	Oh, OK, perfect. That's fair. Thank you.

Terry Copeland:	Thanks, Steven.

Operator:	Once again, if you have a question, please press star, one. Our next question comes from Bryce Dille with JMP Securities.

Bryce Dille:
Good morning, guys.  Just a question for you, John.  In regard to your cash burn, can you walk me through the timing aberration you mentioned and then what your expectations are looking like on a go-forward basis?

John Fallini:
From a timing aberration standpoint, the third quarter – because we had expected to close several of those contracts during the third quarter, we were anticipating a larger inventory expenditure and some capital expenditures that we were expecting were deferred.  Then there were several advance payments that we received during the third quarter for products that will be shipped in fourth quarter or early part of 2011.

And that's why when we looked at the cash burn over the nine-month period, the burn rate was $1.2 million, which is still down considerably from where it was, but we didn't want people to think that we had suddenly found magic to get down to $200,000 a month on an ongoing immediate basis.

Bryce Dille:
OK, that makes sense.  And then just in regard to YTE and then some of the early orders and anticipated orders going forward, the burn rate is going to shift more over to balancing inventory and deliveries of those products.  Is that kind of the right way to think about that moving forward?

John Fallini:
Some, but as we mentioned a number of times in past calls, our intent in structuring our contracts with customers is to make them as close to cash-flow-neutral from a working capital perspective as we can.  And thus far, we've been very successful at achieving that objective.

We don't anticipate that changing in the near term.  There will be more of a timing difference with the actual recognition of revenue, given when we satisfy, the four criteria that GAAP specifies for revenue recognition.  But from the standpoint of actual cash receipts in and cash receipts out, we don't see any fundamental change going forward with this increase in anticipated business.

Bryce Dille:
OK, that's very clear.  And then just one other question on your prepared remarks.  You had mentioned the longer-term financial viability being shored up with this transaction and in regard to potential customers having concerns on that front.  Can you just elaborate a little bit more on maybe if there's been a particular customer that was concerned about financial viability or being able to really not expand your customer opportunity in the marketplace?

John Fallini:
I don't want to talk about a specific customer, but in general terms, customers look at us.  We're relatively speaking a small company.  We don't have a long, successful track record in this market space.  The product and the technology are new to the marketplace.  And so there's just a general hesitation or another challenge, if you will, that prospective customers look at in, OK, we believe your technology is going to last for a long time, but if it doesn't – and if we have problems with the warranty – are you as a company going to be around to help us through those problems, if they arise?

And so it's a concern just in the back of customers' minds. The fact that we now have a much stronger balance sheet should alleviate some of that concern.

Terry Copeland:
You know, Bryce, our perspective is really based on our own experience there, as well.  When we're dealing with small companies and start-up mode in similar situations, we have those same thoughts and issues.  So it's certainly not surprising that somebody else would feel that way about Altair.

OK, Operator, next question?

Operator:	Our next question comes from David Munson, an individual shareholder.

David Munson:	Good morning.

Terry Copeland:	Morning, David.

David Munson:
Dave Munson.  The investment of YTE (inaudible) basically fifty-one percent.  Going forward (inaudible) as an American shareholder – and I'm speaking for other American shareholders out there – we have a concern about the margin of profitability that (inaudible) may have on (inaudible) YTE.  And the (inaudible) mechanism going forward as it relates to this minority shareholder group, which are now the American shareholders.  Can you give us some – a feeling of comfort in this area?

Terry Copeland:	David, I apologize. I had a little difficulty understanding the last part of your question. Could you repeat it, please?

David Munson:
Yes.  I am speaking in terms of the American shareholders who will now be a minority position to YTE after this transaction is completed.  And the (inaudible) sales going to YTE by Altairnano, and then we will have Altairnano making sales to other parties in other parts of the world.  And I think American shareholders need some degree of comfort and assurance as to (inaudible) minority position is going to be treated and (inaudible)

Terry Copeland:
OK.  Thank you.  Yes, first, let me clarify one piece, which is only, I think, partially relevant to your question.  But Canon Investment Holdings is actually the purchaser of the 51 percent.  YTE is a subsidiary of Canon.  So YTE, per se, is not the purchaser, but Canon is, just for clarity purposes.

Any time we have a purchase by YTE or a transaction with YTE regarding our products, that contract has to be reviewed by the audit committee of the board.  And the audit committee of the board by specification in our agreement with Canon is made up of independent directors.

So effectively, we will have an independent director review of any transaction between us and YTE, which, should ensure the fairness of such transactions.

In terms of other transactions with customers around the world, I don't think our position would be any different whether we were majority held by a Chinese group or a U.S. investment firm or anyone else.  We're competing on a worldwide stage, and it is that worldwide stage and the other competition that really dictates the price that we're going to be able to generate for our products and, therefore, the margin.

The benefit of the Canon transaction, we believe, is that going forward it will allow us greater margins because of the lower cost of manufacture of our LTO, given that we will move from a relatively small manufacturing capacity of 100 or so metric tons per year to a truly world-class level, if and when we build this facility over there, of a thousand or multiple thousands metric tons per year.  So we think that our cost position should be better, which will enable us to compete more effectively on the world stage.

John Fallini:	If I could add a comment to Terry's explanation, too, we have an obligation as officers of a public company to look after the interests of all of our shareholders.

Terry Copeland:	Absolutely.

John Fallini:
Whether you own one share or 50 percent in the company, in our minds, it really doesn't matter.  We're looking after the interests of everybody.  If you go back to 2007, when Al Yousuf LLC purchased a 20 percent share of the company, nothing changed with respect to all of our other shareholders.

Now, granted, they didn't have a controlling interest, but they were by far our largest shareholder.  We never provided them with our intellectual property or access to it.  The same thing will hold true with YTE.  The business that we do with them will be as a related party.  All of those activities will be reported quarterly in our 10-Qs and annually in our 10-K.  So it will be completely out in the open.

And I guarantee you, we are looking after, to the best of our ability, the interests of all of our shareholders, and that will not change.

Terry Copeland:	Does that answer your question, David?

Operator:
Once again, ladies and gentlemen, if you have a question, please press star, one.  Again, if you have a question, please press star, one.  One moment please for the next question.  Our next question comes from Ken Young.

Ken Young:	Yes, hello? Yes, Terry?

Terry Copeland:	Yes, good morning.

Ken Young:
Yes, good morning.  I don't know if you remember me.  We met approximately two years ago, almost to the day, actually, at your place.  You were just mentioning that the intellectual property will not be available to YTE.  Will it be available to Canon?

Terry Copeland:
Let's be clear.  We have an agreement with YTE to sell them our LTO and to use that LTO in the manufacture of cells.  We have knowledge that they will have access to relating to the use of LTO.  The technology that John was alluding to is really the I.P. and trade secret knowledge around the manufacture of the LTO, as opposed to the use of that.

John's statement is absolutely correct.  We intend to retain the I.P. surrounding the manufacturing of the LTO, but we are licensing the technology around the use of the LTO.  So it's really two different pieces.

Ken Young:	Well, no matter how you couch it, as far as I can tell, both Altair and YTE will both be subsidiaries of Canon. And if...

Terry Copeland:	That's not correct. They will own 51 percent. That does not make us a subsidiary of Canon.

Ken Young:
Well, OK.  In any case, as a majority owner of the company, 51 percent or whatever, does not that give them privy to your technology of how to manufacture the stuff that you're selling to YTE?  And in this case, wouldn't it be very easy for them to then give that information to YTE, not that it really seems to matter one way or the other?

Terry Copeland:	The answer to your question is, no, it does not give them access to our I.P. for the manufacture of LTO. And, in fact, we've explicitly stated so in the agreement we have with Canon.

Ken Young:	OK. How many members of the board will Canon have once – when this transaction goes through?

Terry Copeland:	It will basically be proportionate to their ownership, so they would have 51 percent on the board seats.

Ken Young:	Well, the board is – what, how many, seven or nine individuals (inaudible) 51 percent of that?

Terry Copeland:	It's currently seven and you would round up. Currently, it's seven, so they would have four. And if we were to go to nine, they would have five. And if we go to eleven, they would have six.

Ken Young:	OK. All right. So they will really have, from the board perspective, they will have control.

Terry Copeland:	Correct.

Ken Young:	How long are you going to be able to last?

Terry Copeland:	Their stated intent is to maintain the management team as well as the employees basically, the entire team here from a technical and operations perspective.

Operator:	Thank you. Our next question comes from Sheldon Kay.

Sheldon Kay:	Hi, I have a quick...

Terry Copeland:	Morning, Sheldon.

Sheldon Kaye:	... question on the military use of your battery on a ship. What's the status of that?

Terry Copeland:
That's the ONR contract that you've alluded to.  And given the nature of this   upcoming transaction, if approved by the shareholders, we will basically curtail all our military-related work.  And that's simply because of the fact that they are a Chinese holding company, and China remains on the arms embargo list, and therefore makes dealing with the Department of Defense extremely difficult.

It doesn't mean there may not be ways to facilitate that going forward, but at this point in time, our intent is to discontinue all our military-related efforts.

Sheldon Kaye:	I see.

Terry Copeland:
And, you know, it's a trade-off.  You know, what are we giving up versus what are we getting?  And our belief is that the value of this investment and the potential access to the China market will far outweigh the potential of the ultimate military business that may have come out of the development work we were doing.

John Fallini:
It's important to keep in mind, too, when Terry says military business, we are being very specific there.  There is no prohibition against us continuing to do business with the Department of Energy, for example, or other government entities.  It's just the military piece that becomes problematic.

Terry Copeland:	That's correct.

Operator:	Thank you. Our next question comes from Roberto Gomez.

Roberto Gomez:	Yes, good morning. Hello?

Terry Copeland:	Good morning.

Roberto Gomez:
Yes.  I was – I was wondering, what is Altair getting back from YTE  – you know, in terms of I.P.?  Do you see yourself getting some battery technology that Mr. Copeland talked about in the last conference call?

Terry Copeland:
Good question.  Right now, there are no plans for us to receive technology, per se, from YTE.  My comments – with respect to YTE – was that we expect to have a growing relationship with them.  They have some unique I.P. around specific cell design that is very intriguing.  They want to use our LTO in that cell.  We will help them to do that.  And then that would give us access to that cell design for sale here in the U.S., if we so chose.

YTE has expressed a strong interest, ultimately, in being able to access U.S. markets with their products.  So they will do that through us, rather than around us.  So there are no immediate plans for technology exchange, per se, but the – I think the intent is, if successfully developed, that we would have the opportunity to sell that product here in the U.S.

And I'll add that YTE actually has other chemistries besides the LTO that they're going to get from us, which might make for some interesting sales opportunities longer term here in the U.S.

Roberto Gomez:
Yes.  You keep on saying that the opportunities in the China market, but, you know, I don't see it, in terms of YTE doing the marketing themselves, rather than give you opportunities to sell Altair's products there.

Terry Copeland:
Well – yes, sure.  Number one, they want to build cells with our LTO.  If they have access to the bus market, for instance, and that bus market requires several thousand tons of LTO a year, that's our LTO going into that bus market.  They are already putting cells into the bus market there, but they prefer our technology.

When you talk about the grid market, they really don't have a system to sell to that grid market. They would like to be able to sell our system into that grid market.

Roberto Gomez:	(Inaudible).

Terry Copeland:	So we've had active discussions about that.

Roberto Gomez:	So we can expect to see some more ALTI-ESS sales there?

Terry Copeland:
Potentially.  I'll never say anything's firm until I see contracts, but they would like to sell our ALTI-ESS into that market and ultimately, perhaps, manufacture a similar system over there using LTO and leveraging their cost capabilities to better gain access to that broader market.

John Fallini:
To help put a little bit in context, our total manufacturing capacity for LTO today here in Reno in the United States is about 100 metric tons.  If you look at the terms of the supply agreement and license agreement with YTE that was filed with the SEC, they have an intent to purchase at least 1,000 metric tons per year from us, which is orders of magnitude greater than what our current capacity is.  So just to help put it in perspective, it's a substantial increase in our technology being introduced into a new market.

Operator:	Thank you. Our next question comes from Gary Zieroth.

Gary Zieroth:
Hello.  Thank you for taking my call.  Just a question – actually, two-part question.  The first, with regard to the technology transfer and focusing on the distinction between technology licensing with regard to use and the technology licensing with regard to manufacture, with regard to the plant potentially to be built in China, would it not require their having access to the technology with regard to manufacture in order to build that plant?  And if so, how would the technology be protected?

Secondly, with regard to the...

Terry Copeland:	I'm sorry. Go ahead.

Gary Zieroth:
... structure of the deal, if they're paying approximately $48 million, $49 million for their share purchase, and then would they not have essentially that money back in connection with building the plant in China, potentially?

Terry Copeland:
OK, first, if we look to build a plant in China, the intent would be for us to be the majority shareholder of that plant.  It's likely that we would have to have a partner in China in order to build something physically there and to sell into that marketplace.  Who that partner would be has yet to be defined.  Canon would certainly be on the list of possibilities, but it hasn't been determined yet.

What has been determined that is clearly – and it's stated in our agreement that we would be the majority owner of that facility.  How we will maintain control of the I.P. under those situations has yet to be fully defined, but that's certainly our intent.  Any time you build anything over there, if you're working with a partner, you're ultimately at risk for what I'll call I.P. leakage into the rest of the Chinese world.

So when you do partner with somebody, you want to be sure that they will hold that I.P. closely and not divulge it.

Now, if you look at someone like Canon, they would have a vested interest in maintaining the completeness of that I.P. and not letting it get out beyond the walls of the facility, if for no other reason than that they own a 51 percent share of us.  So I think there are ways that we can manage that appropriately and not let that manufacturing technology broadly escape into the rest of China.

Gary Zieroth:
Yes, I think that would be helpful maybe as part of the proxy materials if you could include some additional information as to how that might be achieved, particularly given the experience of the Japanese with regard to the high-speed rail technology, as an example of what can happen if there isn't the ability to maintain the control over the information technology.

Terry Copeland:
No, I understand.  And it's certainly no surprise to anybody that is familiar with dealing with China that it's always a risk.  So it's important to do everything you can, as you're indicating, to maintain complete control over that I.P., whether it's building the plant and completely shutting it off from the outside world.  There are a lot of questions that have to be answered.  We're going over to China in another 10 days, actually, to really begin thinking about how we would want to do that and understanding the business case behind it.

Of course, you know, defining the business case is really the most important step before we even think about building something over there.

Gary Zieroth :
And then the second question had to do with the payment that's going to be made for their acquisition of shares and, effectively, the transfer back of those funds back into China with the building of the facility.

Terry Copeland:
Well, I think we indicated that the funds will be used for our ongoing operations here in the U.S.  If we were to build something over there, are we going to need some equity?  Of course.  Is it going to be the entire amount of funds that we're talking about?  No.  That's not going to happen.

Gary Zieroth:	OK.

Terry Copeland:	But, yes, some of it, undoubtedly. If we build a plant, we're going to have to commit some equity to building.

Gary Zieroth:	And do you have an estimate as to just ballpark order of magnitude in terms of the cost of such a facility?

Terry Copeland:
We're actually going through that right now as we speak.  And, again, it's going to depend on the business drivers.  They've talked about the need, ultimately, of as much as 5,000 tons per year.  Frankly, it would be foolish to build right from scratch a 5,000-ton facility.  You want to scale up to that.

So then we have to define what that scale is going to look like and the business drivers for that and then begin work on it.  We are just beginning to look at what the costs would be.  We are looking initially at what the cost would be here in the U.S.  And then we go over to China, we'll begin to look at where we might be able to reduce those costs, particularly capital equipment acquisitions and that sort of thing, where we would presume that we could get things at a lower cost in China.

But at the same time, we want to ensure absolute quality of the material that we're purchasing and so that ultimately the LTO is identical to what we produce now.  So a lot of work needs to be done here.  This is not going to be a sudden thing.

Gary Zieroth:	Sure. Will you be able to include that information in the proxy materials?

Terry Copeland:
Doubtful.  I don't think we'll have the information in time for the proxy materials.  As I said, I think the proxy materials will go out by the end of this month, and we're a long way from defining the formal business case for being able to even build a plant over there.  So we're still in the early thinking stages.

Gary Zieroth:	All right. Thank you.

Operator:	Thank you. And, once again, ladies and gentlemen...

Terry Copeland:	(Molina), we've got time for one more question, if there's one out there.

Operator:	OK. We have a question from Paul Canoni.

Paul Canoni:	Hello.

Terry Copeland:	Morning.

Paul Canoni:
Good morning.  First of all, let me – let me say this.  Selling 51 percent of the company makes no sense at all to me.  And (inaudible) a great deal more information (inaudible) prospectus here.  I do have a couple questions.

As far as Proterra is concerned, my understanding was they were supposed to deliver three buses to Berkeley sometime early this year. Have they done that?

Terry Copeland:	It was not Berkeley. It was actually Foothill Transit Authority in L.A. And, yes, they have delivered those.

Paul Canoni:	The second area that has come to mind here is that several years ago we delivered 50 batteries to Phoenix Motors. And what has happened to those batteries?

Terry Copeland:	Well, first, you're aware that Phoenix went bankrupt, I presume?

Paul Canoni:	Yes.

Terry Copeland:
They own those batteries.  So they were bought out of bankruptcy by Al Yousuf.  So to the best of my knowledge, they still have those.  I honestly don't know what they're doing with them, if anything, at this point in time.

Paul Canoni:	Well, I had noted on the Internet that they're back in business.

Terry Copeland:	Well, again, they were bought out of bankruptcy by Al Yousuf. I'm not sure what form their business has taken at this point in time.

Paul Canoni:
They're offering fleet vehicles.  This is a vehicle that looks like a small pickup truck.  And what they say on the Internet, it has lithium batteries.  My question here is, are we talking to them?  And I presume that you've already answered that.

Terry Copeland:
To the extent that we had discussions with Al Yousuf, who obviously is also a significant shareholder of us, we, hear from time to time what they're doing.  My understanding last time I spoke was that their facility was shut down and that they were not building anything, but perhaps they've resurrected that.  I honestly don't know at this point.

Paul Canoni:
Well, as they say, on the Internet, they say will be delivering the – they are able to deliver vehicles this fall with a 70-mile range and with lithium batteries, apparently not our batteries, not the Lithium-Titanate batteries.

Terry Copeland:	Well, they certainly have some of our batteries available to put in those. Whether they intend to or not, I think, is unknown at this time, at least to me.

Paul Canoni:	OK. I presume you're saying you're not currently talking to them.

Terry Copeland:	No, we have no active discussions with Phoenix. That's correct.

Paul Canoni:	All right. That's the end of my comments and questions here.

Terry Copeland:	OK. Thank you.

And thank you very much, everybody, for your questions.  Operator, thanks for your assistance here.  On behalf of the entire management team, and all Altair Nano employees, we'd like to thank you for your time, interest and support of our company.  Thank you very much.  Bye-bye.

Operator:	Ladies and gentlemen, thank you for your participation in today's conference. This concludes the conference, and you may now disconnect.

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